EXHIBIT 10.6

PARTICIPATION AGREEMENT

To: Ardour Capital Investments, LLC (“Ardour”)

Dear Ardour:

FISION Corporation, a Delaware corporation, (the “Company”) is offering for its own account a total of Six Million (6,000,000) shares of its common stock (“Common Stock”) in a public offering as more particularly described in the Prospectus of the Company enclosed herewith (the “Prospectus”). These common shares are being offered at $0.50 per share on a “best-efforts” basis both through officers and directors of the Company as well as through selected registered broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”). This offering has been filed with the Securities and Exchange Commission (“SEC”) pursuant to a Registration Statement on Form S-1 under File No. 333-214341.

We invite you to participate in this offering by selling these common shares to the public for the Company in the manner set forth in the Prospectus. Promptly after the Registration Statement for this offering becomes effective with the SEC, we will through a phone conference with you determine the allocation of common shares to be offered and sold by you during the term of this Agreement.

By execution of this Agreement, you agree to participate in connection with the offer and sale of our common shares. It is understood that this offering is being conducted on a “best-efforts” basis, and accordingly there is no firm commitment by you to purchase any of these common shares.

The Company agrees to pay you a sales commission of $0.035 (7%) and a nonaccountable expense fee of $0.015 (3%) for each common share sold by you in this offering. Any funds from investors paid to you for common shares of the Company shall be forwarded by you promptly to the Company net of the commissions and nonaccountable fee you are entitled to under this offering.

This Agreement will terminate at the close of business sixty days from the date hereof, unless extended by us for an additional thirty-day period; provided, however, that this Agreement will terminate upon the occurrence of either (i) the date on which all 6,000,000 shares of Common Stock registered in this offering have been sold, or (ii) the date which is 120 days from the effective date of the Prospectus.

Promptly subsequent to such closing date, you shall furnish the Company with standard information regarding any purchasers of Common Stock sold by you in order to enable the Company to furnish the appropriate information to its transfer agent for the issuance of shares of Common Stock to these purchasers, with such information including the full name and address of such purchasers, the number of shares purchased by them and their social security or other tax identification numbers. Promptly thereafter, the transfer agent of the Company will issue shares to these purchasers in accordance with the information and instructions received from you.

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You acknowledge, represent and warrant to us the following:

(i)	that you understand that due to your participation to offer and sell our common stock in this best-efforts offering, you are an “underwriter” within the meaning of the Securities Act of 1933, as amended;

(ii)	that you are a member in good standing of the Financial Industry Regulatory Authority (FINRA), and that you will comply with all FINRA rules incident to your participation in this offering;

(iii)	that you are registered and licensed as a broker-dealer in the jurisdiction or jurisdictions in which you will make offers and sales of these shares of Common Stock;

(iv)	that you will offer these shares of Common Stock to the public at the public offering price set forth on the cover page of the Prospectus and in accordance with the Prospectus and the terms of this Agreement, and you will deliver a Prospectus to each person offered the opportunity by you to purchase shares of Common Stock being offered hereby;

(v)	that you will not offer or sell the shares of Common Stock in any jurisdiction where such shares are not qualified or exempt from qualification under securities laws and regulations of such jurisdiction, or in any jurisdiction in which you are not registered or qualified to engage in offerings or sales of securities; and

(vi)	that you will not make any offers or sales of shares of Common Stock other than as permitted by this Agreement; and you further agree that you will not engage in stabilizing the price of the Common Stock or any other securities of the Company; or until completion of your participation in this offering, you will not bid for or purchase, directly or indirectly, the Common Stock or any other securities of the Company.

The Company, to the extent permitted by law, will indemnify and hold you harmless against any losses, claims, damages or liabilities to which you may become subject insofar as they arise out of, or are based upon, any untrue statement or alleged untrue statement of any material fact contained in the Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, and will reimburse you for any reasonable legal or other expenses incurred by you in connection with opposing or defending any such loss, claim, damage or liability.

Please confirm your agreement hereto by signing and returning to us the enclosed duplicate of this Agreement even though you may have already informed us of your acceptance orally or by telephone.

Sincerely, FISION Corporation

Dated: January ___, 2017	By
Michael Brown, Chief Executive Officer
Title
Accepted by the undersigned this ___ day of January, 2017.

Ardour Capital Investments, LLC

By_____________________________

Title _________________________

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